Exhibit 99.1

United Parks & Resorts Inc. Reports Second Quarter and First Six Months 2024 Results

ORLANDO, FL, August 7, 2024 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2024.

Second Quarter 2024 Highlights

•
Attendance was 6.2 million guests, an increase of approximately 0.05 million guests or 0.8% from the second quarter of 2023.
•
Total revenue was $497.6 million, an increase of $1.6 million or 0.3% from the second quarter of 2023.
•
Net income was $91.1 million, an increase of $4.1 million or 4.7% from the second quarter of 2023.
•
Adjusted EBITDA[1] was $218.2 million, a decrease of $6.1 million or 2.7% from the second quarter of 2023.
•
Total revenue per capita[2] decreased 0.4% to $80.44 from the second quarter of 2023. Admission per capita[2] decreased 2.9% to $42.68 while in-park per capita spending[2] increased 2.5% to a record $37.76 from the second quarter of 2023.

First Six Months 2024 Highlights

•
Attendance was 9.6 million guests, an increase of 0.1 million guests or 1.3% from the first six months of 2023.
•
Total revenue was a record $795.0 million, an increase of $5.6 million or 0.7% from the first six months of 2023.
•
Net income was $79.9 million, an increase of $9.3 million or 13.2% from the first six months of 2023.
•
Adjusted EBITDA[1] was $297.3 million, an increase of $0.6 million or 0.2% from the first six months of 2023.
•
Total revenue per capita[2] decreased 0.5% to $82.50 from the first six months of 2023. Admission per capita decreased 2.1% to $44.60, while in-park per capita spending increased 1.4% to a record $37.90 from the first six months of 2023.

Other Highlights

•
During the second quarter, the Company repurchased 4.1 million shares for an aggregate total of approximately $213.4 million, leaving approximately $286.6 million remaining under the Share Repurchase Program as of June 30, 2024.
•
During the second quarter of 2024, the Company came to the aid of 215 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

“We are pleased to report another quarter of strong financial results,” said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc. “We grew attendance and revenue during the quarter despite not seeing any material improvement in weather during the quarter compared to prior year. We also achieved a record level for in park per capita spending which is a testament to the continued success of our strategies and investments in this area. We are also happy to have been able to repurchase approximately 6.3 million shares since the end of March through August 5th, or nearly 10% of our total outstanding shares at what we believe were depressed and highly attractive prices underscoring our significant free cash flow generation and our commitment to thoughtfully and opportunistically return excess capital to shareholders.”

"Looking forward, we continue to be encouraged by the booking trends at our Discovery Cove property, along with our group bookings which continue to run well ahead of 2023. International visitation while still down compared to 2019, was again up for the quarter compared to prior year. We are very excited about our remaining summer events including "Bands, Brew & BBQ" at SeaWorld Orlando, "Summer Spectacular" at SeaWorld San Diego, "Bourbon & BBQ" at Busch Gardens Tampa Bay and "Bier Fest Brews & BBQ" at Busch Gardens Williamsburg and "Red, White & BBQ" at SeaWorld San Antonio over the next few weeks. Later in September, we will start our popular Halloween events which will be followed by our Christmas events. These special events have continued to grow in popularity and I expect this year's events to be among the best ever. For the full year 2024, we continue to expect to deliver new records in revenue and Adjusted EBITDA," continued Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

"We have high confidence in our ability to continue to deliver operational and financial improvements that will result in meaningful increases in revenue, Adjusted EBITDA and shareholder value."

"I want to thank all of our ambassadors for their hard work and dedicated efforts these past few months as we wrap-up this summer season and head into our popular Halloween and Christmas events for the balance of the year," concluded Swanson.

Second Quarter 2024 Results

In the second quarter of 2024, the Company hosted approximately 6.2 million guests, generated total revenues of $497.6 million, net income of $91.1 million and Adjusted EBITDA of $218.2 million. Attendance increased approximately 47,000 guests when compared to the second quarter of 2023. The increase in attendance was primarily due to increased demand.

The increase in total revenue of $1.6 million compared to the second quarter of 2023 was primarily a result of an increase in attendance, partially offset by a modest decline in total revenue per capita. Total revenue per capita declined modestly due to a decrease in admissions per capita partially offset by an increase in in park per capita spending. Admission per capita decreased primarily due to lower pricing on certain promotional admission products and the net impact of the admissions product and park mix when compared to the prior year quarter. In park per capita spending (defined as food, merchandise and other revenue divided by total attendance) improved primarily due to pricing initiatives when compared to the second quarter of 2023.

	Three Months Ended June 30,		Change
	2024	2023	%
(In millions, except per share and per capita amounts)
Total revenues	$497.6	$496.0	0.3%
Net income	$91.1	$87.1	4.7%
Earnings per share, diluted	$1.46	$1.35	8.1%
Adjusted EBITDA	$218.2	$224.2	(2.7%)
Net cash provided by operating activities	$173.2	$184.6	(6.2%)
Attendance	6.2	6.1	0.8%
Total revenue per capita	$80.44	$80.80	(0.4%)
Admission per capita	$42.68	$43.96	(2.9%)
In-Park per capita spending	$37.76	$36.84	2.5%

First Six Months 2024 Results

In the first six months of 2024, the Company hosted approximately 9.6 million guests, generated total revenues of $795.0 million, net income of $79.9 million and Adjusted EBITDA of $297.3 million. Attendance increased approximately 119,000 guests when compared to the first six months of 2023. The increase in attendance was primarily due to an increase in demand, partially offset by the impact of adverse weather, particularly at our Florida parks, including during peak visitation periods.

The increase in total revenue of $5.6 million compared to the first six months of 2023 was primarily a result of an increase in attendance, partially offset by modest decline in total revenue per capita. Total revenue per capita declined modestly due to a decrease in admissions per capita partially offset by an increase in in park per capita spending. Admission per capita decreased primarily due to the net impact of the admissions product mix and lower pricing on certain promotional admission products when compared to the first six months of 2023. In park per capita spending improved primarily due to pricing initiatives, partially offset by a decrease in revenue related to the Company's international services agreements when compared to the first six months of 2023. Adjusted EBITDA was positively impacted primarily due to an increase in revenue, partially offset by increased marketing related costs. The improvement in revenue was a result of an increase in in-park per capita spending and an increase in attendance.

	Six Months Ended June 30,		Change
	2024	2023	%
(In millions, except per share and per capita amounts)
Total revenues	$795.0	$789.4	0.7%
Net income	$79.9	$70.6	13.2%
Earnings per share, diluted	$1.26	$1.09	15.6%
Adjusted EBITDA	$297.3	$296.7	0.2%
Net cash provided by operating activities	$244.7	$234.9	4.2%
Attendance	9.6	9.5	1.3%
Total revenue per capita	$82.50	$82.94	(0.5%)
Admission per capita	$44.60	$45.57	(2.1%)
In-Park per capita spending	$37.90	$37.37	1.4%

Share Repurchases

During the second quarter, the Company repurchased 4.1 million shares for an aggregate total of approximately $213.4 million, leaving approximately $286.6 million remaining under the Share Repurchase Program as of June 30, 2024.

Rescue Efforts

In the second quarter of 2024, the Company came to the aid of 215 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Wednesday, August 7, 2024, at 9 a.m. Eastern Time to discuss its second quarter and first six months of fiscal 2024 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on August 7, 2024, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 7, 2024, through 11:59 p.m. Eastern Time on August 14, 2024, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 3667670.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 41,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond the Company's control adversely affecting attendance and guest spending at the Company's theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company's decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company's theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company's revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company's websites and/or information technology systems; cyber security risks to us or the Company's third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company's employees and the Company's guests at attractions at the Company's theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to grow the Company's business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on the Company's business and the economy in general; adverse litigation judgments or settlements;

inability to protect the Company's intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company's debt agreements limiting flexibility in operating the Company's business; inability to retain the Company's current credit ratings; the Company's leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company's business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes or declines in the Company's stock price, as well as the risk that securities analysts could downgrade the Company's stock or the Company's sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Investor Relations Inquiries:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Nicole Bott

United Parks & Resorts Inc.

Nicole.Bott@unitedparks.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2024	2023	$	%	2024	2023	$	%
Net revenues:
Admissions	$264,003	$269,894	$(5,891)	(2.2%)	$429,812	$433,757	$(3,945)	(0.9%)
Food, merchandise and other	233,590	226,135	7,455	3.3%	365,204	355,618	9,586	2.7%
Total revenues	497,593	496,029	1,564	0.3%	795,016	789,375	5,641	0.7%
Costs and expenses:
Cost of food, merchandise and other revenues	38,645	38,210	435	1.1%	61,692	61,431	261	0.4%
Operating expenses (exclusive of depreciation and amortization shown separately below)	190,199	195,728	(5,529)	(2.8%)	355,082	368,402	(13,320)	(3.6%)
Selling, general and administrative expenses	63,788	68,166	(4,378)	(6.4%)	111,665	116,447	(4,782)	(4.1%)
Severance and other separation costs (a)	296	656	(360)	(54.9%)	589	660	(71)	(10.8%)
Depreciation and amortization	40,281	37,831	2,450	6.5%	79,463	75,225	4,238	5.6%
Total costs and expenses	333,209	340,591	(7,382)	(2.2%)	608,491	622,165	(13,674)	(2.2%)
Operating income	164,384	155,438	8,946	5.8%	186,525	167,210	19,315	11.6%
Other (income) expense, net	(147)	(5)	(142)	NM	33	41	(8)	(19.5%)
Interest expense	39,386	36,954	2,432	6.6%	78,163	73,355	4,808	6.6%
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts (b)	2,452	—	2,452	NM	2,452	—	2,452	NM
Income before income taxes	122,693	118,489	4,204	3.5%	105,877	93,814	12,063	12.9%
Provision for income taxes	31,569	31,434	135	0.4%	25,954	23,226	2,728	11.7%
Net income	$91,124	$87,055	$4,069	4.7%	$79,923	$70,588	$9,335	13.2%
Earnings per share:
Earnings per share, basic	$1.47	$1.36			$1.27	$1.10
Earnings per share, diluted	$1.46	$1.35			$1.26	$1.09

Weighted average common shares outstanding:
Basic	61,890	63,932			62,953	63,955
Diluted (c)	62,268	64,352			63,488	64,479

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,		Change	For the Six Months Ended June 30,		Change	Last Twelve Months Ended June 30,
	2024	2023	#	2024	2023	#	2024
Net income	$91,124	$87,055	$4,069	$79,923	$70,588	$9,335	$243,531
Provision for income taxes	31,569	31,434	135	25,954	23,226	2,728	81,639
Interest expense	39,386	36,954	2,432	78,163	73,355	4,808	151,474
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts	2,452	—	2,452	2,452	—	2,452	2,452
Depreciation and amortization	40,281	37,831	2,450	79,463	75,225	4,238	158,446
Equity-based compensation expense (d)	2,979	3,866	(887)	7,270	9,071	(1,801)	16,160
Loss on impairment or disposal of assets and certain non-cash expenses (e)	2,279	10,595	(8,316)	7,883	14,262	(6,379)	25,257
Business optimization, development and strategic initiative costs (f)	4,120	12,104	(7,984)	7,654	21,529	(13,875)	20,028
Certain investment costs and other taxes (g)	1,019	114	905	4,139	162	3,977	5,688
COVID-19 related incremental costs (h)	1,355	4,085	(2,730)	1,861	7,668	(5,807)	3,269
Other adjusting items (i)	1,589	209	1,380	2,545	1,573	972	6,195
Adjusted EBITDA (j)	$218,153	$224,247	$(6,094)	$297,307	$296,659	$648	$714,139
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							18,000
Other adjustments as defined in the Debt Agreements (l)							7,567
Covenant Adjusted EBITDA (m)							$739,706

	For the Three Months Ended June 30,		Change	For the Six Months Ended June 30,		Change
	2024	2023	#	2024	2023	#
Net cash provided by operating activities	$173,227	$184,605	$(11,378)	$244,673	$234,901	$9,772
Capital expenditures	79,528	75,829	3,699	166,814	145,587	21,227
Free Cash Flow (n)	$93,699	$108,776	$(15,077)	$77,859	$89,314	$(11,455)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2024	As of December 31, 2023
Cash and cash equivalents	$232,052	$246,922
Total assets	$2,756,945	$2,625,046
Deferred revenue	$230,496	$155,614
Long-term debt, including current maturities:
Term B-2 Loans	$1,546,183	$—
Term B Loans	—	1,173,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	—	227,500
Total long-term debt, including current maturities	$2,271,183	$2,125,500
Total stockholders’ deficit	$(364,940)	$(208,216)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2024	2023	$	%
Capital Expenditures:
Core (o)	$120,275	$118,686	$1,589	1.3%
Expansion/ROI projects (p)	46,539	26,901	19,638	73.0%
Capital expenditures, total	$166,814	$145,587	$21,227	14.6%

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2024	2023	#	%	2024	2023	#	%
Attendance	6,186	6,139	47	0.8%	9,636	9,517	119	1.3%
Total revenue per capita (q)	$80.44	$80.80	$(0.36)	(0.4%)	$82.50	$82.94	$(0.44)	(0.5%)
Admission per capita (r)	$42.68	$43.96	$(1.28)	(2.9%)	$44.60	$45.57	$(0.97)	(2.1%)
In-Park per capita spending (s)	$37.76	$36.84	$0.92	2.5%	$37.90	$37.37	$0.53	1.4%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of debt issuance costs and discounts associated with the refinancing transactions.

(c) During the three and six months ended June 30, 2024, there were approximately 524,000 and 513,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and six months ended June 30, 2023, there were approximately 452,000 and 390,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals including asset write-offs and costs related to certain rides and equipment which were removed from service. Includes non-cash self-insurance reserve adjustments of: (i) approximately $4.6 million for the six months ended June 30, 2024; (ii) approximately $9.4 million for the twelve months ended June 30, 2024; and (iii) approximately $4.7 million and $7.0 million for the three and six months ended June 30, 2023, respectively.

(f) For the three, six, and twelve months ended June 30, 2024, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.2 million, $4.0 million, and $13.0 million, respectively of other business optimization costs and strategic initiative costs and (ii) $1.5 million, $3.0 million, and $5.9 million, respectively of third-party consulting costs. Reflects business optimization, development and other strategic initiative costs primarily related to: (i) $11.2 million and $14.0 million of third-party consulting costs for the three and six months ended June 30, 2023, respectively, and (ii) $6.2 million of other business optimization costs and strategic initiative costs for the six months ended June 30, 2023.

(g) For the three, six and twelve months ended June 30, 2024, primarily relates to expenses associated with a stockholders' agreement amendment proposal and a share repurchase proposal.

(h) Primarily reflects costs associated with certain legal matters and nonrecurring contractual liabilities related to the previously disclosed temporary COVID-19 park closures.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing the Company's Senior Secured Credit Facilities due to the unusual nature of the items.

(j)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss).

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.